Exhibit 5.13

CONSENT OF BBA Inc.

November 25, 2025

VIA EDGAR

United States Securities and Exchange Commission

Re:	Nouveau Monde Graphite Inc. (the “Company”)
Registration Statement on Form F-10 of the Company filed on November 25, 2025 (the “Form F-10”)

BBA Inc. hereby consents to (i) the written disclosure regarding:

•	Chapters 1, 2, 3, 15, 19, 20, 21, 22, 24, 25, 26, and 27 and Sections 16.1 to 16.6, 16.7.3, 16.7.4, 16.8.3, 16.10, 18.1 to 18.3, and 18.6. to 18.11 of the Technical Report titled “NI 43-101 Technical Report: 2025 Feasibility Study for the Matawinie Graphite Mine, Saint-Michel-des-Saints, Québec, Canada” dated November 12, 2025;

•	Chapters 1, 2, 3, 13, 15, 16, 17, 18, 19, 20, 21, 22, 24, 25, 26, 27 of the Technical Report titled “NI 43-101 Technical Report – PEA Report for the Uatnan Mining Project” dated February 24, 2023 with an effective date of January 10, 2023;

•	the Mineral Reserve Estimate for the Matawinie Mineral Reserve for the West Zone in the Company’s Management’s Discussion and Analysis for the year ended December 31, 2024, Material Change Report April 3, 2025 and Material Change Report dated November 19, 2025 and the Matawinie Mine Mineral Reserves in the Company’s Annual Information Form for the year ended December 31, 2024; and

•	the scientific and technical information within the Material Change Report attributable to the undersigned dated April 3, 2025 and the Material Change Report attributable to the undersigned dated November 19, 2025;

and (ii) references to the undersigned’s name in connection with the preparation and review of the aforementioned scientific or technical information contained in or incorporated by reference into the short form base shelf prospectus included in or incorporated by reference in this Form F-10 being filed by the Company with the United States Securities and Exchange Commission, and any amendments thereto.

BBA Inc.

/s/ Sébastien Camiré
Name: Sébastien Camiré
Title: Client Account Manager, Operations Director